Exhibit 99.2

Project Summary Sheet	March 13, 2014

Located in the Catskills, one of the most scenic and accessible areas of New York State, the $750 million (includes land purchase) Adelaar has been planned as a world-class destination gaming resort to deliver significant economic benefits for local businesses, create dependable local employment, and have a positive impact on tourism in upstate New York.

The 1700-acre, state-of-the-art and sustainable destination is designed to offer four seasons of indoor and outdoor activities within several distinct areas: hospitality and spa, sports and leisure, dining, entertainment and retail, and gaming. Adelaar has been carefully planned to embrace the beauty of its natural setting, celebrate a diversity of experiences across the site, extend opportunity to community partners, and provide substantial economic benefits to the community.

The project is expected to include the following amenities and attractions: 1,100 hotel rooms in five lodging venues, a 200,000sf Entertainment Village, the 18-hole Monster Golf Course redesigned by “The Open Doctor” Rees Jones, and a 400,000sf indoor waterpark hotel with 50,000sf of conference space. Additional attractions include a tubing hill, ziplines and a monster coaster.

The vision of Adelaar has been meticulously crafted through partnerships with the local community and consultation with experienced and respected stakeholders. Each is committed to ensuring the preservation of the Catskills environment and creating maximum value for the local economy.

Location	The project site is roughly bounded by Rockridge Drive & Concord Road to the west, Route 161 to the east, Kiamesha Lake Road to the north, and Route 17 to the south.
Land Owner / Resort Developer

EPR Properties (NYSE:EPR) is a specialty real estate investment trust (REIT) that currently invests in three primary segments: Entertainment, Recreation and Education. EPR Properties total investments exceed $3.5 billion and include movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments.

Casino Operator

Empire Resorts, Inc. (Nasdaq-GM:NYNY) owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, 90 miles from midtown Manhattan.

Architects	Hart Howerton – Master Planner JCJ Architecture – Casino Architect Rees Jones – Golf Course Designer
Lodging	1,110 hotel rooms in five lodging venues: 391 room casino hotel, 350 room waterpark hotel, 250 room resort hotel, 80 room adventure hotel, 35 room bed & breakfast
Entertainment Village	To serve the neighboring population and resort guests, the project will include a 200,000sf entertainment village including a 60,000sf CineBowl & Grille plus 20 other venues to shop and dine.
Casino	A 650,000sf state-of-the-art casino, including a 70,000sf gaming floor with a full assortment of table games and slots.
Recreational Activities	The resort will contain designated areas or trails for boating, canoeing, cross country skiing, fishing, golf, hiking, hunting, kayaking, mountain biking, off-road adventures, paintball, rafting, river tubing, running, tubing and sledding.

Community Outreach

EPR Properties & Empire Resorts kicked-off their community outreach efforts in March 2012 in order to hear directly from community organizations and businesses about best practices and their needs. Among the community groups and businesses that have lent their support to the project are:

•   Sullivan County Partnership for Economic Development

•   Sullivan County Chamber of Commerce

•   Sullivan County Visitors Association

•   County of Sullivan Industrial Development Agency

•   Town of Thompson

•   Hudson Valley Economic Development Corp.

•   Hudson Valley Building & Construction Trades Council

•   New York Hotel & Motel Trades Council, AFL-CIO

•   Monticello Motor Club

•   Bethel Woods Center for the Arts

•   M&M Auto Group

•   Robert Green Chevrolet

•   Schmidt’s Wholesale

Anticipated Economic Benefits

$600 million construction program is expected to commence within thirty days of Empire Resorts receiving a destination gaming resort license.

Construction Jobs: An estimated 2,550 construction jobs would be created during construction.

Permanent Jobs:

Adelaar would create an estimated 2,161 full and part time jobs at the resort destination, representing more than $60 million in employee compensation annually.

Source: AKRF, Inc. Employment & Employee Compensation Memo – 2/2014

Timeline	Construction on the site is expected to being within thirty days of Empire Resorts receiving a destination gaming resort license which is expected to occur in the Fall of 2014.

Cautionary Statement Regarding Forward Looking Information

This summary sheet includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by EPR, Empire and their respective management teams, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, levels of spending in business and leisure segments as well as consumer confidence; the parties’ plans for signing and closing on definitive transaction documents; the construction commencement date for the development project; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners and hospitality venture partners; risk associated with the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; the timing of the receipt of regulatory and governmental approvals for the development project, including the issuance of a destination gaming resort license to Empire Resorts, changes in federal, state or local tax law; general volatility of the capital markets and the ability of Empire to access the capital markets to secure necessary financing. A more complete description of these risks and uncertainties can be found in the filings of EPR and Empire Resorts with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this summary sheet. EPR and Empire Resorts undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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